                                                            --------------------
                                                            Certain confidential
                                                            material contained
                                                            in this document has
                                                            been omitted and
                                                            filed separately
                                                            with the Securities
                                                            and Exchange
                                                            Commission.
                                                            --------------------
CONFIDENTIAL



                                  EXHIBIT 10.2

                             COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT dated as of December 23, 1999, along with all Exhibits attached hereto, (collectively, the "Agreement") is made by and among Sankyo Pharma Inc., a Delaware corporation having its principal place of business at 2 Hilton Court, Parsippany, New Jersey 07054 ("Sankyo") and GelTex Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 153 Second Avenue, Waltham, Massachusetts 02451 ("GelTex"). Sankyo and GelTex are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

         A. GelTex has filed New Drug Applications with the FDA for Cholestagel(R), an orally administered non-absorbed bile acid sequestrant intended to lower LDL cholesterol;

         B. Sankyo has expertise in the area of commercialization of biopharmaceutical products;

         C. Sankyo and GelTex desire to collaborate on the commercialization of Cholestagel(R) in the Territory (as defined below).


                             ARTICLE 1. DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

"Affiliate" shall mean any corporation or other entity that controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint at least fifty percent (50%) of the members of the governing body of the corporation or other entity. For purposes of this Agreement, Sankyo Parke Davis is an Affiliate of Sankyo.

"Chemie Commercial Agreement" shall mean the agreement dated as of September 27, 1999 by and between GelTex and DSM Chemie Linz ("Chemie") pursuant to which Chemie has agreed to manufacture and deliver [ * ] of Drug Substance (as defined below).

"Drug Substance" shall mean bulk colesevelam hydrochloride ready for conversion to tablets by the Finisher/Packager."


[ * ] Confidential information omitted and filed separately with the Commission

CONFIDENTIAL



"Effective Date" shall mean the date first written above on this Agreement.

"FDA" shall mean the United States Food and Drug Administration, and any successor agency thereof.

"Field" shall mean all indications (prescription and over-the-counter) where the desired therapeutic effect is achieved primarily through the sequestration of bile acids.

"Finished Product" shall mean the final Product dosage form, packaged, labeled and suitable for sale to Third Parties; provided however, that should Sankyo exercise its right under Section 5.2.1 to assume responsibility for packaging and labeling, "Finished Product" shall mean the unpackaged tableted Product dosage form.

"Finisher/Packager" shall mean Global Pharm, Inc., or such other finisher/packager as may from time to time be engaged in accordance with the terms of this Agreement.

"Finisher/Packager Facilities" shall initially mean Global Pharm's facility located at 865 York Mills Road, Toronto, Ontario, Canada M3B1Y6.

"Fully Absorbed Cost of Goods" with respect to Product shall mean all amounts paid to Third Party contract Manufacturers, including Manufacturers of intermediates, Drug Substance and Finished Product.

"GAAP" shall mean United States generally accepted accounting principles, consistently applied.

"GelTex Patent Rights" shall mean the: (i) subject matter related to the development, manufacture, use, offer for sale or sale of Product claimed in or covered by the pending patent applications and issued patents recited in Exhibit B; and any continuations, continuations-in-part, divisionals and foreign counterpart applications thereof and in any patents issuing on these applications, including reissues and re-examinations; and (ii) Patent Rights claiming [ * ] to the extent such Patent Rights relate to or are necessary or useful for the development, manufacture, use, offer for sale or sale of Product and Sankyo agrees that such Patent Rights should be included in GelTex Patent Rights.

"GelTex Technology" shall mean all present and, to the extent such Technology is discovered, made or conceived during and in connection with this Agreement, future Technology owned or controlled by, or licensed (with the right to sublicense) to, GelTex or its Affiliates relating to or useful for the development, manufacture, use, offer for sale or sale of Product. GelTex Technology shall not include technology licensed to GelTex under the Nittobo License (as such term is defined below).


[ * ] Confidential information omitted and filed separately with the Commission

CONFIDENTIAL



"Manufacturer" shall mean Chemie or such other manufacturer of Drug Substance as GelTex may from time to time engage in accordance with the terms of this Agreement.

"Manufacturing Facilities" shall mean the Manufacturer's facility located at St. Peter-Strasse 25 A4021 Linz/Austria and the Powdersize facility located at 20 Pacific Drive, Quakertown, Pennsylvania, USA.

"Manufacturing/Manufacture" shall mean all the activities relating to production of Product, including, but not limited to, purchasing and release of raw materials, manufacturing, milling, quality control and assurance of all production steps , finishing, filing, labeling, packaging, release, holding and storage and the tests and analyses conducted in connection therewith.

"NDA" shall mean a new drug application filed with the FDA to obtain marketing approval for Product in the United States under Section 505(b)(1) of the United States Food, Drug & Comestic Act, as amended.

"Net Sales" shall mean the invoiced gross sales of the Finished Product sold by Sankyo and its Affiliates to Third Party customers for use or resale in the Territory, in each case less the following items, as determined in accordance with GAAP: [ * ] For purposes of determining Net Sales, the transfer of any Finished Product by Sankyo to its Affiliates shall not be considered a sale; in such cases Net Sales shall be determined based on the invoiced sales price to an independent Third Party customer, less the adjustments allowed under this Section.

"Nittobo License" shall mean the Agreement dated June 9, 1997 by and between GelTex and Nitto Boseki Co., Ltd. ("Nittobo") under which Nittobo has granted to GelTex a license to manufacture polyallyamine (PAA) for use as the starting material for the Product and to cross-link the PAA.

"Patent Rights" shall mean patents, patent applications, certificates of invention, or applications for certificates of invention, together with any extensions, registrations, confirmations, reissues, divisions, foreign counterpart applications, continuations or continuations-in-part, re-examinations or renewals thereof.


[ * ] Confidential information omitted and filed separately with the Commission

CONFIDENTIAL



"Product" shall mean all forms of the bile acid sequestrant developed by GelTex for use in the Field that is described in the NDA filed by GelTex with the FDA on July 30, 1999, including Drug Substance, Finished Product and any improvements to and combinations of Drug Substance with another compound.

"Project Costs" shall mean reasonable and documented internal costs incurred by GelTex and amounts paid to Third Parties on or after the Effective Date with respect to work performed by GelTex and its contractors in connection with certain services provided by GelTex under Section 6.4 or Article 5 hereof. For purposes hereof, "internal costs incurred by GelTex" shall mean the fully burdened cost of GelTex labor at the hourly billing rates to be provided by GelTex at the time the project is defined, adjusted annually on the anniversary of the Effective Date for inflation as determined by the United States Consumer Price Index for All Urban Consumers (the "CPI-U") for the Boston Metropolitan Area.

"Quality Agreement" shall mean the agreement entered into between Sankyo and GelTex on the Effective Date in the form attached hereto as Exhibit A.

"Regulatory Approvals" shall mean all approvals from regulatory authorities in the Territory required to lawfully market Product, including without limitation, any NDA approvals and any product pricing approvals.

"Regulatory Costs" shall mean reasonable and documented internal costs incurred by GelTex and amounts paid to Third Parties on or after the Effective Date with respect to work performed by GelTex and its contractors in connection with obtaining Regulatory Approvals for Product or in connection with the services provided by GelTex under Section 6.3.2, including without limitation: (i) amounts incurred internally or paid to Third Parties to provide assistance to Sankyo with respect to adverse event tracking and safety reporting, if requested by Sankyo; (ii) amounts incurred internally and amounts paid to Third Parties in connection with GelTex's review of promotional and marketing material for so long as GelTex holds the NDA for Product; (iii) amounts incurred internally or paid to Third Parties in connection with GelTex's preparation and filing of supplements to Product NDA, or any other filing required to be made by GelTex as a result of being the holder of the NDA or in connection with any other required regulatory filings for Product; and (iv) amounts paid to Third Parties and incurred internally with respect to process development necessary in order to implement changes to the Product Specifications required by the FDA or any other applicable regulatory authority. For purposes hereof, "internal costs incurred by GelTex" shall mean the fully burdened cost of GelTex labor at the hourly billing rates set forth in the schedule attached hereto as Exhibit D, adjusted annually on the anniversary of the Effective Date for inflation as determined by the CPI-U for the Boston Metropolitan Area.

"Regulatory Scheme" shall mean the United States Food, Drug and Cosmetic Act, as amended and the regulations, interpretations and guidelines promulgated thereunder by the FDA or the regulatory scheme applicable to Product in the Territory, as such statutes, regulations, interpretations and guidelines or Regulatory Schemes may be amended from

CONFIDENTIAL



time to time.

"Sankyo Patent Rights" shall mean Patent Rights claiming [ * ] to the extent such Patent Rights relate to or are necessary or useful for the development, manufacture, use, offer for sale or sale of Product.

"Sankyo Technology" shall mean Technology discovered, made or conceived during and in connection with this Agreement, that is owned or controlled by, or licensed (with the right to sublicense) to, Sankyo or its Affiliates relating to or useful for the development, manufacture, use offer for sale or sale of Product. Sankyo Technology shall not include marketing information developed or created by Sankyo or its Affiliates.

"Specifications" shall mean the specifications and Manufacturing procedures set forth in the NDA for Product concerning the Manufacture and supply of Product, including without limitation all formulae, know-how, Manufacturing processes, raw materials requirements, in-process and Finished Product specifications, analytical methods and standards of quality control and quality assurance, all as are described in the Product NDA. Following the approval of the Product NDA, the Specifications may be amended in accordance with the terms of Section 5.3.

"Technology" shall mean inventions, trade secrets, copyrights, know-how, data and other intellectual property of any kind (including without limitation any proprietary materials, compounds, reagents, techniques, analytical methodology, or processes that are not included in Patent Rights).

"Territory" shall mean the United States of America and its territories and possessions.

"Third Party" shall mean any entity other than Sankyo, GelTex and their respective Affiliates.

                        ARTICLE 2. EXCLUSIVE RELATIONSHIP

During the Term and the term of the Agreement related to "GT 102-279" executed on even date herewith (the "GT 102-279 Agreement"), neither GelTex, nor any of its Affiliates, shall independently, or with a Third Party engage in the Territory in the marketing, sale or distribution of products [ * ]. Notwithstanding the above, during the Term of this Agreement, GelTex and its Affiliates or licensees shall be permitted to engage in the Territory in the marketing, sale or distribution of the Compound (as defined in the GT 102-279 Agreement) following the termination of the GT 102-279 Agreement. During the Term and the term of the GT 102-279 Agreement, neither Sankyo nor any of its Affiliates, shall independently, or with a Third Party engage in the [ * ]


[ * ] Confidential information omitted and filed separately with the Commission

CONFIDENTIAL



[ * ]

               ARTICLE 3. LICENSE GRANTS AND RESERVATION OF RIGHTS

         3.1 License Grants to Sankyo.

                  3.1.1 Product. GelTex hereby grants to Sankyo: (i) the exclusive, irrevocable (during the Term), right and license under the GelTex Patent Rights and GelTex Technology to develop, make (subject to the terms of Article 5), have made (subject to the terms of Article 5), have sold, use, import, offer for sale and sell Product for use in the Territory in the Field, and to practice and have practiced the methods licensed under the GelTex Patent Rights for such purpose; and (ii) the exclusive, irrevocable (during the Term) right and license to use the registered trademark Cholestagel(R) in the Territory in connection with the sale of Finished Product in the Field. The exclusive license granted in Section 3.1.1(i) is subject to licenses previously granted by GelTex to Chemie in order to permit Chemie to manufacture Drug Substance for GelTex and GelTex's licensees. The license grants under this
Section 3.1.1 may be sublicensed by Sankyo following written notice to GelTex.

                  3.1.2 Technology or Patent Rights Developed Outside of the Program. In the event that GelTex develops, acquires rights to or otherwise comes to own or control Technology or Patent Rights after the Effective Date other than GelTex Patent Rights and GelTex Technology and such Technology or Patent Rights are useful in the Field in the Territory, GelTex hereby grants to Sankyo an option exercisable at Sankyo's discretion to obtain an exclusive, irrevocable (during the Term) right and license to and right to sublicense such Technology or Patent Rights limited to use in the Territory in the Field to the extent useful to enable Sankyo to develop, make, have made, use, have sold, import, offer for sale and sell Product, in each case subject to Sankyo's agreeing in a written document satisfactory to GelTex to pay: (i) a commercially reasonable portion of all costs incurred by GelTex to acquire such Technology or Patent Rights; (ii) a commercially reasonable portion of any and all development or other direct, documented and reasonable costs or expenses payable by GelTex for the development of such Technology or Patent Rights since the date GelTex acquired or gained rights to acquire such Technology or Patent Rights; and (iii) all royalties, sublicense fees and other costs or expenses payable to Third Parties associated with the acquisition or use of such license by Sankyo for Product in the Field in the Territory provided, however, that if GelTex does not own or have exclusive rights to such Technology or Patents Rights or cannot grant Sankyo the right to further sublicense such Technology or Patent Rights, the license subject to Sankyo's option hereunder shall be for the same level of exclusivity and subject to the same sublicense terms as the rights held by GelTex with respect to such Technology or Patent Rights in the Field in the Territory. Third Party licenses required by a court of competent jurisdiction in order to sell Product shall be excluded from this Section 3.1.2 and shall be governed under the terms of Section 7.7.


[ * ] Confidential information omitted and filed separately with the Commission

CONFIDENTIAL



         3.2 License from Sankyo to GelTex.

                  3.2.1 Program License. Sankyo hereby grants to GelTex a non-exclusive, irrevocable (during the Term), royalty-free, right, license and sublicense under the GelTex Patent Rights, GelTex Technology, Sankyo Patent Rights and Sankyo Technology solely to the extent required to permit GelTex to perform its duties under this Agreement and the Quality Agreement. Sankyo also hereby agrees to grant to GelTex a non-exclusive, irrevocable (during the Term), royalty-free, right, license and sublicense under any other Technology or Patent Rights as to which Sankyo elects to obtain a license pursuant to Section 3.1.2 above solely to the extent required to permit GelTex to perform its duties under this Agreement and the Quality Agreement. GelTex shall have the right to sublicense its rights under this Section 3.2.1 with the prior written permission of Sankyo solely to the extent required to permit GelTex to perform its duties under this Agreement and the Quality Agreement.

                  3.2.2 Non-Exclusive License. Sankyo hereby grants to GelTex a non-exclusive, irrevocable (during the Term) fully paid-up and royalty-free license under the Sankyo Patent Rights and the Sankyo Technology to develop, make, have made, use, import, offer for sale, have sold and sell Product outside the Territory.

         3.3 Reservation of Rights. Notwithstanding the license grants set forth in Section 3.1 above, GelTex at all times reserves the right under the GelTex Patent Rights, the GelTex Technology and any other Technology or Patent Rights licensed to Sankyo pursuant to Section 3.1.2 above to: (i) make, have made and use Product for research and development purposes outside the Field; (ii) develop, make, have made, use, import, offer for sale, sell and have sold Product outside the Field, but within the Territory, (iii) develop, make, have made, use, import, offer for sale, sell and have sold Product outside the Territory; and (iv) grant licenses to Third Parties for the foregoing purposes. [ * ]

         3.4 Manufacture of Product. Notwithstanding anything else contained in this Article 3, the Party with a right to Manufacture the Product under Article 5 shall have the right to Manufacture or to have Manufactured the Product in any country in the world for use, offer for sale and sale by itself or, in the case of GelTex, its licensees (including Sankyo), in the territories allocated to it under this Agreement.

                          ARTICLE 4. REGULATORY ISSUES

[ * ] Confidential information omitted and filed separately with the Commission

CONFIDENTIAL



         4.1 Serious Adverse Experience Reporting. It is understood that GelTex shall transfer its rights to the NDA for the Product to Sankyo in accordance with Section 6.3.1 of the Agreement. Notwithstanding that GelTex has not yet transferred the NDA to Sankyo, Sankyo will have responsibility for medical surveillance and adverse event and safety reporting upon approval of the Product NDA. Each Party shall have an ongoing obligation to notify the other Party of any adverse experience report it or any of its Affiliates receives in connection with the use of the Finished Product (or the active ingredient therein) in any clinical trial, literature report, or spontaneous post-marketing use. This notification shall occur within seventy-two (72) hours for an unexpected fatal or life-threatening experience (as used in 21 CFR Section 314.80) associated with the Finished Product arising during a clinical trial and within five (5) days for all other adverse experience report associated with the Finished Product (or the active ingredient therein). This notification shall be by fax at such number(s) designated by each Party. At all times following NDA approval, Sankyo shall have responsibility to investigate such adverse experience reports and for filing post approval reports with governmental and regulatory authorities in the Territory. For purposes of this Agreement and the Quality Agreement, the term "adverse experience " shall mean any adverse event associated with the use of the Finished Product in humans, whether or not considered drug related, including the following: "An adverse event occurring in the course of the use of a drug product in professional practice; an adverse event occurring from drug overdose whether accidental or intentional; an adverse event occurring from drug abuse; an adverse event occurring from drug withdrawal; and any failure of expected pharmacological action."

         4.2 Clinical and Regulatory Audits. GelTex shall permit Sankyo, and, for so long as GelTex holds any Regulatory Approvals in its name, Sankyo shall permit GelTex, to have access during regular business hours and upon reasonable advance notice, at the auditing Party's own expense to the non-auditing Party's records and facilities relating to this Agreement for the purpose of monitoring compliance with current Good Manufacturing Practices, Good Clinical Practices, Good Laboratory Practices and other applicable requirements of all Regulatory Schemes. The auditing rights set forth herein shall be subject to the terms of the Quality Agreement.

         4.3 Right to Use Non-Clinical, Clinical and Other Information. Notwithstanding anything else herein to the contrary, GelTex shall be entitled to disclose, deliver and authorize the use of any non-clinical, clinical and any other information relating to Product (which may include the full text of an NDA or other regulatory filing) to a Third Party who becomes a licensee of Product outside the Territory, provided that, the Parties will negotiate in good faith to reimburse Sankyo for a pro-rata portion of any phase IV clinical data obtained by Sankyo. Should GelTex disclose or deliver to a Third Party any information hereunder that is subject to the confidentiality provisions of
Article 10, GelTex shall ensure that such Third Party shall be bound by substantially the same terms and conditions as are set forth in Article 10 with respect to such confidential information. In addition, GelTex shall be permitted to use, and allow Third Party licensees to use all such non-clinical, clinical and other information outside of the Field. Notwithstanding anything else herein to the contrary, Sankyo shall be entitled to disclose, deliver and authorize the use of any non-clinical, clinical

CONFIDENTIAL



and any other information relating to Product (which may include the full text of an NDA or other regulatory filing) to a Third Party who becomes a licensee of Product inside the Territory and in the Field. Should Sankyo disclose or deliver to a Third Party any information hereunder that is subject to the confidentiality provisions of Article 10, Sankyo shall ensure that such Third Party shall be bound by substantially the same terms and conditions as are set forth in Article 10 with respect to such confidential information.

                            ARTICLE 5. PRODUCT SUPPLY

         5.1 Agreement to Supply Product - Drug Substance

                  5.1.1 Engagement of Contract Manufacturers. GelTex shall be responsible for identifying and contracting with Manufacturers to produce Drug Substance, and Sankyo shall source all of its requirements for Drug Substance from GelTex.

                  5.1.2 Use of Facility and Equipment. GelTex shall ensure that all Manufacturing activities with respect to the Drug Substance shall be carried out by the Manufacturer at the Manufacturing Facilities and utilizing equipment in the manner set forth in the Specifications. Prior to altering the location of the foregoing, GelTex shall provide Sankyo with written notice of its intention to do so. GelTex shall notify Sankyo in writing prior to making any change to the equipment designated in the Product NDA which is used in the Manufacture of the Drug Substance hereunder, and shall notify Sankyo in writing as soon as practicable of any change to the Manufacturing processes described in the NDA that the Manufacturer makes in connection with the Manufacture of Drug Substance.

                  5.1.3 Initial Forecast and Commitments. The parties acknowledge that GelTex has entered into the Chemie Commercial Agreement for the delivery of [ * ] of Drug Substance with such delivery to commence in [ * ] and be complete in [ * ]. Sankyo agrees to purchase the full [ * ] of Drug Substance to be delivered under the Chemie Commercial Agreement as per the delivery schedule set forth in the Chemie Commercial Agreement. By February 1, 2000, Sankyo shall provide GelTex with a forecast (the "First Long Term Forecast") of its requirements for Drug Substance to be delivered between February 1, 2001 and December 31, 2001 (the "2001 Delivery Period"). [ * ]. Sankyo acknowledges that Chemie will be commencing the manufacture of Drug Substance [ * ]. Sankyo agrees that its First Long Term Forecast will contain a firm commitment to take delivery of at least [ * ] of Drug Substance from the [ * ] Facility during 2001. GelTex shall use all commercially reasonable and diligent efforts to deliver Drug Substance during February and March 2001 from the [ * ] Facility. However, should Chemie be unable to deliver Drug Substance from the [ * ] Facility until April 2001, GelTex will deliver up to a total of [ * ] of Drug Substance from the old

[ * ] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



facility prior to April 2001, if requested by Sankyo. The supply price to be charged to Sankyo for Drug Substance delivered during February and March 2001 and made in the old facility will be [ * ] per Kg.

                  5.1.4 Long Term Forecasts. The forecast to be provided under
Section 5.1.3 shall include, in addition to the First Long Term Forecast, a forecast of Sankyo's purchases of the Drug Substance for delivery during the additional periods as described below. The chart below sets forth a schedule for the delivery of Long Term Forecasts of Sankyo's requirements of Drug Substance and describes what portion of each Long Term Forecast will constitute a firm commitment and what portion will be non-binding. These Long Term Forecasts shall be updated more frequently if deemed to be reasonably necessary by GelTex or Sankyo. The non-binding portion of each Long Term Forecast shall represent Sankyo's best estimate of its Drug Substance requirements from GelTex, and the non-binding portion of each Long Term Forecast shall be provided for the convenience of GelTex only, and shall not constitute firm purchase or shipping orders and shall not be binding upon, or create any obligation or liability with respect to Sankyo. With respect to all portions of a Long Term Forecasts designated as firm, Sankyo will be obligated to purchase at least [ * ] of the Drug Substance set forth in the firm forecast, and GelTex will not be obligated to supply purchase orders for more than [ * ] of the Drug Substance forecasted in the firm forecast. The schedule for forecasting under Sections 5.1.3 and
5.1.4 and the nature of each part of each forecast is set forth in table format below:

         Date Forecast Delivered    Delivery Periods              Nature of Forecast
         -----------------------    Covered by Forecast           for Delivery Periods
                                    (the "Delivery Periods")      --------------------
                                    ------------------------
         February 1, 2000           Feb. 2001-Dec. 31, 2001           [ * ]
                                    Jan. 1, 2002-Dec. 31, 2002        [ * ]
                                    Jan. 1, 2003-Dec. 31, 2003        [ * ]
                                    Jan. 1, 2004-Dec. 31, 2004        [ * ]
                                    Jan. 1, 2005-Dec. 31, 2005        [ * ]

         July 1, 2001               Jan. 1, 2002-Dec. 31, 2002        [ * ]
                                    Jan. 1, 2003-Dec. 31, 2003        [ * ]
                                    Jan. 1, 2004-Dec. 31, 2004        [ * ]
                                    Jan. 1, 2005-Dec. 31, 2005        [ * ]
                                    Jan. 1, 2006-Dec. 31, 2006        [ * ]


         Thereafter, Long Term Forecasts will continue to be delivered on July 1 of each year. In continuing with the schedule set forth above, each Long Term Forecast shall list the quantities of Drug Substance scheduled for delivery during the next calendar year. [ * ] In the event

[ * ] Confidential information omitted and filed separately with the Commission

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that the approval of the NDA for the Product is delayed substantially, the
Parties may mutually agree to revise the forecasting schedule discussed above in response to such delay.

                  5.1.6 Short Term Forecast. By April 1, 2000, and thereafter, not less than ninety (90) days prior to the first day of each calendar quarter during the Term, Sankyo shall provide GelTex with Sankyo's rolling twenty four
(24) month written forecast on a quarterly basis for its purchases of Drug Substance for the twenty four (24) month period commencing with such calendar quarter. [ * ]

                  5.1.7 Purchase Orders. The terms of Section 5.1.3 hereof shall serve as the firm purchase order for the initial [ * ] of Drug Substance to be delivered during the [ * ] Delivery Period. For all quantities of Drug Substance thereafter, the following terms shall apply. By October 1, 2000 [ * ] prior to the first day of each calendar quarter during the Term, Sankyo shall provide GelTex with a firm purchase order setting forth the quantities of Drug Substance ordered for each month of that calendar quarter, the delivery dates for such quantities and the locations to which such quantities shall be delivered ("Purchase Order"). All Purchase Orders for the Drug Substance shall be for a minimum batch size quantities reasonably agreed to by the Parties. In addition, GelTex is not obligated to accept a Purchase Order (i) for Purchase Orders which will be filled during the first two quarters of any calendar year unless the amount ordered under the Purchase Order is equal to at least [ * ] of the total amount of the firm commitment made to GelTex under Section 5.1.4 with respect to the Delivery Period to which the Purchase Order relates (except that this requirement shall not apply to the Purchase Order placed by Sankyo for deliveries in the first quarter of 2001 which shall be governed by the terms of
Section 5.1.3), and (ii) for all Purchase Orders, the amount ordered under the Purchase Order does not require production at a rate in excess of [ * ] per year. If Sankyo determines that it will require an increase in the production of Drug Substance such that Drug Substance is manufactured at a rate in excess of [ * ] per year, Sankyo shall provide GelTex with at least [ * ] notice and the Parties shall discuss the terms under which such additional capacity can be met.

                  5.1.8 Delivery. GelTex shall ship Drug Substance ordered by Sankyo pursuant to Section 5.1.7 hereof [ * ]. All transportation, handling, insurance costs and all costs and charges relating to the shipment of Drug Substance to the Finisher/Packager Facilities shall be paid by [ * ].

                  5.1.9 Title and Risk of Loss. Title to and risk of loss of all Drug Substance ordered under Purchase Orders shall [ * ]

[ * ] Confidential information omitted and filed separately with the Commission.

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[*]

                  5.1.10 Price for Drug Substance. With the exception of improvements and combinations thereof, and subject to the terms of Sections
5.1.3 and 5.3, the supply price to be charged by GelTex to Sankyo for the Drug Substance shall be [ * ] Kg for the initial [ * ] and [ * ] Kg for all Drug Substance delivered in accordance with the 2001 Delivery Period and thereafter.

                  5.1.11 Invoices. GelTex shall invoice Sankyo for all shipments of Drug Substance ordered by Sankyo pursuant to Purchase Orders. The invoices shall be in substantially the form that Sankyo shall reasonably request. Payment on each invoice will be made within thirty (30) days after Sankyo's receipt of GelTex's invoice in accordance with the terms of Section 9.3. Invoices shall be dated no earlier than the date of the applicable bill of lading.

                  5.1.12 Taxes. Sankyo shall reimburse GelTex for any federal, state, or local excise or other tax or assessment, which GelTex may be required to pay upon the sale, production or transportation of Drug Substance (excluding taxes based on GelTex's income).

         5.2 Agreement to Supply Product - Finished Product.

                   5.2.1 Engagement of Contract Finishers. GelTex shall be responsible for identifying and contracting with a Finisher/Packager to tablet, test, package and label Finished Product. GelTex shall consult with Sankyo regarding the terms of any agreement that GelTex enters into with a Finisher/Packager after the Effective Date. Sankyo shall have the right to consent to the terms of such agreement prior to GelTex's execution thereof, which consent shall not be unreasonably withheld. However, in the event that Sankyo does not consent to the terms which GelTex deems acceptable, the prices set forth in Section 5.2.7 shall be void. In such case, GelTex shall charge Sankyo for the actual price charged by the Finisher/Packager. Sankyo shall have the right to assume full, but not partial, responsibility through, but not limited to, assignment of contract(s) with the Finisher/Packager(s) for conversion and packaging of Finished Product, upon reasonable notice. In addition, following the approval of the Product NDA, Sankyo shall have the right to assume full, but not partial responsibility for the packaging and labeling of the tablets, upon reasonable notice. Notwithstanding the above, Sankyo's right to assume responsibility for production of Finished Product and/or packaging and labeling of tablets shall at all times be subject to Sankyo's agreement to assume the contractual obligations regarding the Manufacture of

[ * ] Confidential information omitted and filed separately with the Commission

CONFIDENTIAL



Finished Product that GelTex has entered into prior to Sankyo's exercise of this right.

                  5.2.2 Use of Facility and Equipment. GelTex shall ensure that all Manufacturing activities with respect to the Finished Product shall be carried out by the Finisher/Packager at the Finisher/Packager Facilities in the manner set forth in the Specifications. Prior to altering the location of the foregoing, GelTex shall provide Sankyo with written notice of its intention to do so. GelTex shall notify Sankyo in writing prior to making any change to the equipment designated in the Product NDA used in the Manufacture of the Finished Product hereunder, and shall notify Sankyo in writing as soon as practicable of any change to the Manufacturing process described in the Product NDA that the Finisher/Packager makes in the Manufacture of the Finished Product.

                  5.2.3 Short Term Forecast. By April 1, 2000, and not less than ninety (90) days prior to the first day of each calendar quarter during the Term (or such shorter lead time as GelTex shall can secure from the Finisher/Packager), Sankyo shall provide GelTex with Sankyo's rolling twenty four (24) month written forecast on a quarterly basis for its purchases of Finished Product for the twenty four (24) month period commencing with such calendar quarter. [ * ] Sankyo shall use reasonable commercial efforts to ensure that its forecasts are as accurate as possible as GelTex will rely on such forecasts when scheduling production time and ordering materials.

                  5.2.4 Purchase Orders. By April 1, 2000, and not less than
[ * ] Sankyo shall provide GelTex with a firm purchase order setting forth the quantities of Finished Product ordered for each month of that calendar quarter, the delivery dates for such quantities and the locations to which such quantities shall be delivered ("Purchase Order"). All Purchase Orders for the Finished Product shall be for minimum batch size quantities reasonably agreed to by the Parties. GelTex shall have a right to reject all or a portion of a Purchase Order for Finished Product if the Drug Substance necessary to produce the Finished Product has not been ordered by Sankyo under Purchase Order described in Section 5.1.7 in a sufficient period of time for the Manufacturer of Drug Substance to produce such Drug Substance and deliver it to the Finisher/Packager.

                  5.2.5 Delivery. GelTex shall ship Finished Product ordered by Sankyo pursuant to Section 5.2.4 hereof [ * ] All
Finished Product shall be delivered in approved Sankyo shipping cartons to Sankyo's designated shipping address. All transportation, handling, insurance costs and all other costs and charges relating to the shipment of the Finished Product shall be paid by [ * ] Sankyo shall reserve the right to select the means of shipment of Finished Product.

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



                  5.2.6 Title. [ * ]

                  5.2.7 Price for Finished Product. Subject to Sections 5.1 and 5.3, the supply price to be charged by GelTex to Sankyo for conversion of the Drug Substance to the Finished Product packaged for commercial sale in the manner described on Exhibit C hereto, shall be not more than [ * ] for the initial [ * ] and [ * ] thereafter. Should GelTex be obligated to agree to index the price for the conversion of Finished Product in its agreement with the Finisher/Packager, then the prices set forth herein shall be adjusted annually throughout the Term in accordance with the Consumer Price Index-All Urban Consumers (or such other index as shall be contained in GelTex's agreement with the Finisher/Packager). [ * ] In the event that Sankyo modifies the commercial packaging specifications from those specified on Exhibit C (for sampling purposes or otherwise), and such modifications result in an increased cost to tablet and package the Finished Product, then GelTex shall charge Sankyo for the actual price charged by the Finisher/Packager, even though such price may exceed the maximum amount set forth above. In the event that Sankyo exercises its right under Section 5.2.1 to assume responsibility for packaging and labeling the tablets, the prices set forth herein shall be void, and GelTex shall charge Sankyo the cost it incurs in connection with the conversion of Drug Substance to tablets.

                  5.2.8 Invoices. GelTex shall invoice Sankyo for all shipments of Finished Product ordered by Sankyo pursuant to Purchase Orders. The invoices shall be in substantially the form reasonably requested by Sankyo. Payment of each invoice will be made within thirty (30) days after Sankyo's receipt of GelTex's invoice in accordance with the terms of Section 9.3. Invoices shall be dated no earlier than the date of the applicable bill of lading.

                  5.2.9 Taxes. Sankyo shall reimburse GelTex for any federal, state, or local excise or other tax assessment, which GelTex may be required to pay upon the sale, production or transportation of the Finished Product (excluding taxes based on GelTex's income).

         5.3 Changes to Product Specifications Requested by Sankyo. Following the NDA approval of the Product, if Sankyo shall request changes to the Specifications, GelTex shall use commercially reasonable efforts to accommodate the changes requested by Sankyo. If the changes would result in process development work or other manufacturing development work to be performed by GelTex or a Manufacturer, the cost associated with the performance of such work shall be borne by [ * ] In addition, if the changes to Specifications would result in an increase in GelTex's cost of the Drug Substance or Finished

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



Product, the prices set forth in Sections 5.1.10 and 5.2.7 shall be adjusted to reflect such increased cost to GelTex.

         5.4 Funding of Project Costs Associated with Supply and Quality Management.

                  5.4.1 Description of Project Costs. Project Costs shall include: (i) for so long as GelTex is serving as a supplier of Finished Product to Sankyo, (a) those external Third Party costs incurred by GelTex in satisfying its obligations under Section 5.2 of this Agreement and under the Quality Agreement solely in connection with its supply of Finished Product, including, but not limited to costs paid in connection with the validation lots of commercial Finished Product, and the required stability on commercial lots of Finished Product, (b) those external Third Party costs incurred by GelTex in implementing a modification to the Specifications in response to a request by Sankyo under Section 5.3, including, but not limited to costs paid for process development work, validation lots and stability lots, and (c) the fully burdened cost of GelTex labor incurred by GelTex in satisfying its obligations under this Agreement and under the Quality Agreement in connection with its supply of Finished Product; and (ii) with respect to GelTex's supply of Drug Substance,
(a) those external Third Party costs incurred by GelTex in modifying the Specifications in response to a request by Sankyo under Section 5.3, including, but not limited to costs paid for process development work, validation lots and stability lots, and (b) the fully burdened cost of GelTex labor incurred by GelTex in implementing a modification to the Specifications in response to a request by Sankyo under Section 5.3.

                  5.4.2 Items Not Included in Project Costs. Project Costs shall specifically exclude (i) the internal and Third Party costs incurred by GelTex in satisfying its obligations under Section 5.1 of this Agreement in connection with the supply of Drug Substance, (ii) the Third Party costs associated with the validation of NDA registration lots of Drug Substance or Finished Product necessary for NDA approval and (iii) the Third Party costs associated with the stability required on the NDA registration lots of Drug Substance or Finished Product necessary for NDA approval.

                   5.4.3 Budget for Project Costs. On or before February 1, 2000 for the year 2000, and by sixty (60) days prior to the end of each calendar year thereafter, GelTex shall provide Sankyo with a detailed budget of Project Costs GelTex expects to incur during the next calendar year in connection with supply and quality management. On a quarterly basis GelTex shall provide Sankyo with an invoice for these costs incurred by GelTex during the previous quarter. Sankyo shall reimburse GelTex in full for these costs detailed in each invoice within thirty (30) days of Sankyo's receipt thereof. Notwithstanding the above, Sankyo shall not be required to reimburse GelTex for Project Costs in excess of the budget prepared by GelTex unless Sankyo specifically authorizes additional services to be provided by GelTex. For purposes of this Section 5.4, "the fully burdened cost of GelTex labor" shall be charged at the hourly billing rates set forth in the schedule attached hereto as Exhibit D, and shall be adjusted annually on the anniversary of the Effective Date for inflation as determined by the CPI-U for the Boston Metropolitan Area.

CONFIDENTIAL



                          ARTICLE 6. COMMERCIALIZATION

         6.1 Responsibility for Commercialization. All sales, marketing, distribution and other costs associated with the commercialization of Product in the Territory shall be borne exclusively by Sankyo. All terms of sale, including, without limitation, pricing policies, credit terms, cash discounts and returns and allowances, shall be set by Sankyo in its sole discretion.

         6.2 Due Diligence.

                  6.2.1 Affirmative Obligation to Seek Regulatory Approval, Launch and Diligently Market. Sankyo shall use commercially reasonable and diligent efforts to promote, market and sell Product in the Territory. Without limiting the generality of the foregoing, Sankyo will use commercially reasonable and diligent efforts to launch commercial sales of Product in the Territory, within [ * ] of Sankyo's receipt of regulatory approval to promote, market and sell Product for use in the Field by the FDA, unless a legal or governmental prohibition or restriction which is out of Sankyo's control, prevents Sankyo from so doing. The Parties acknowledge that at such time as Sankyo has launched GT 102-279 (under the terms of the GT 102-279 Agreement, as defined in Article 2), Sankyo may determine to reduce its marketing and sales efforts with respect to the Product. The Parties agree that such reduction in effort following the launch of GT 102-279 will be commercially reasonable.

                  6.2.2 Consequence of Failure to Launch. If Sankyo fails to launch the promotion, marketing and sales of Product for use in the Field within the [ * ] period of Section 6.2.1, within the Territory for any reason, other than a legal or governmental prohibition or restriction, GelTex shall have the right to provide written notice to Sankyo of its decision to terminate the Agreement, and the rights and obligations of the parties shall be those set forth in Section 13.3.2.

         6.3 Regulatory Matters.

                  6.3.1 Assignment of Regulatory Filings. Following the approval of the NDA for the Product, GelTex shall assign to Sankyo the NDA and IND for the Product. Sankyo will provide GelTex with at least two months written notice of the date following the approval of the NDA on which Sankyo desires for the assignment to be effective; provided, however that such date shall be no later than six (6) months following the approval of the NDA. Sankyo may give its notice as to the effective date of the assignment prior to the approval of the NDA, but in no event will the assignment be effective prior to the approval of the NDA. Prior to or upon assignment, GelTex shall transfer all information and material related to the regulatory filings related to Product to Sankyo. In connection with the assignment, the Parties shall agree on an orderly transfer of relevant information and materials, including, but not limited to, the safety data base collected in connection with the

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



clinical development of the Product.

                  6.3.2 Regulatory Activities Prior to Assignment. Prior to the approval of the NDA for the Product, GelTex agrees to provide Sankyo with information regarding its material discussions with the FDA and to keep Sankyo informed as to the negotiations in which GelTex engages with the FDA regarding labeling of the Product. Prior to the assignment of the NDA and IND to Sankyo, GelTex shall continue to be responsible for maintaining each NDA and IND and completing all filings required to be made with the FDA regarding the NDA and IND. Such activities may include, but shall not necessarily be limited to, compliance with FDA regulations regarding promotional and marketing materials and physician sampling. Sankyo shall provide GelTex with all promotional materials to review and file with the FDA. Such materials shall be provided in the time frames reasonably requested by GelTex in order to permit GelTex to meet its obligations hereunder and to the FDA, which obligations may include the obligation to submit materials to the FDA prior to use. Additionally, as further described in the attached Quality Agreement, Sankyo shall adhere to standard operating procedures developed by, or approved by, GelTex to ensure compliant physician sampling. Notwithstanding the fact that the NDA has not yet been assigned to Sankyo, Sankyo shall assume full responsibility for medical surveillance and adverse event and safety data reporting upon the approval of the NDA.

                  6.3.3 Budget for Regulatory Costs. On or before February 1, 2000, GelTex shall provide Sankyo with a detailed budget of the Regulatory Costs GelTex expects to incur during 2000 in connection with the performance of services under Section 6.3.2. On a quarterly basis GelTex shall provide Sankyo with an invoice for the Regulatory Costs incurred by GelTex during the previous quarter. Sankyo shall reimburse GelTex in full for the costs detailed in each invoice within thirty (30) days of Sankyo's receipt thereof. Notwithstanding the above, Sankyo shall not be required to reimburse GelTex for Regulatory Costs in excess of the budget prepared by GelTex unless Sankyo specifically authorizes additional services to be provided GelTex. Upon assignment of the IND and NDA under Section 6.3.1, all Regulatory Costs shall accrue solely to Sankyo.

         6.4 Projects Requested by Sankyo.

                  6.4.1 Defining the Projects. From time to time during the Term, Sankyo may request that GelTex conduct or assist in conducting certain projects related to the Product. GelTex shall have the right, but not the obligation to accept the assignment of such projects from Sankyo. If GelTex agrees to conduct the project requested by Sankyo, GelTex shall prepare a description of the services to be provided by GelTex and a budget for the costs associated with completing the project. Sankyo shall bear all Project Costs associated with the project, including the fully burdened cost of GelTex labor incurred in connection with GelTex's completion of the project and the Third Party costs incurred by GelTex in completing the project. GelTex shall use all commercially reasonable and diligent efforts to complete the projects which it accepts.

CONFIDENTIAL



                  6.4.2 Projects Requested Prior to the Effective Date. Prior to the Effective Date, Sankyo has requested that GelTex conduct, and GelTex has agreed to conduct, projects regarding [ * ] GelTex agrees to deliver a budget of the Project Costs associated with these projects on or before February 1, 2000, and GelTex agrees that the budget for such Project Costs shall be substantially similar to the expenses previously discussed with Sankyo.

                  6.4.3 Funding of Project Costs. During such time as GelTex is engaged in a project for Sankyo hereunder, GelTex shall provide Sankyo with quarterly invoices for the Project Costs incurred by GelTex during the previous quarter. Sankyo shall reimburse GelTex in full for the Project Costs detailed in each invoice within thirty (30) days of Sankyo's receipt thereof. Notwithstanding the above, Sankyo shall not be required to reimburse GelTex for Project Costs in excess of the budget prepared by GelTex unless Sankyo specifically authorizes additional services to be provided by GelTex.

             ARTICLE 7. INTELLECTUAL PROPERTY RIGHTS AND OBLIGATIONS

         7.1 Ownership. The Parties acknowledge that the ownership rights set forth herein: (i) shall not be affected by the participation in the development of an Invention by the Joint Steering Committee in the course of discharging its duties hereunder; and (ii) are subject to the license grants set forth in
Article 3 above.

                  7.1.1 Ownership of Discoveries and Improvements. All right, title and interest in all writings, inventions, discoveries, improvements and other Technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon that are discovered, made or conceived during and in connection with this Agreement (collectively, the "Inventions") [ * ] Each of GelTex and Sankyo shall promptly disclose to the other Party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party or inventions licensed to the other Party hereunder. Patent Rights and Technology covering [ * ] shall be automatically licensed to Sankyo in accordance with Section 3.1.1 hereof to the extent that Sankyo has determined to include such [ * ] in the definition of GelTex Patent Rights. Patent Rights and Technology covering [ * ] shall be automatically licensed to GelTex in accordance with Sections 3.2.1 and 3.2.2 hereof.

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



                  7.1.2 Determination of Inventorship. Inventorship shall be determined in accordance with United States patent law.

                  7.1.3 Ownership of Trademarks. Sankyo shall select all trademarks for the sale and use of Finished Product in the Territory. Sankyo, or its Affiliates, shall own all such trademarks and shall bear all expenses thereof, except for the registered trademark Cholestagel(R), as to which it has been granted a license pursuant to Section 3.1.1 hereof. GelTex shall maintain the trademark Cholestagel(R) in the Territory.

                  7.1.4 Cooperation of Employees. Each of Sankyo and GelTex represents and agrees that all employees or others acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all Inventions made or conceived by such employee or other person. In the case of non-employees working for other companies or institutions on behalf of GelTex or Sankyo, GelTex or Sankyo, as applicable, shall use commercially reasonable and diligent efforts to obtain licenses for all Inventions made by such non-employees on behalf of Sankyo or GelTex, as applicable, in accordance with the policies of said company or institution. Sankyo and GelTex agree to undertake to use commercially reasonable and diligent efforts to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

         7.2 Filing, Prosecution and Maintenance of Patent Rights.

                  7.2.1 Filing, Prosecution and Maintenance. Each of Sankyo and GelTex shall be responsible for the reasonable and diligent filing, prosecution, maintenance and patent term extension of all patent applications and patents which make up its Patent Rights, except that the Parties will determine, on a case-by-case basis, which Party shall be responsible for the filing, prosecuting, maintenance and patent term extension of all patent applications and patents covering [ * ]. For so long as any of the license grants set forth in Section 3.1 hereof remain in effect in the Territory, GelTex agrees to file and prosecute patent applications, obtain patent term extensions, where available, and maintain the patents covering its Patent Rights in the Territory. GelTex shall consult with and keep Sankyo informed of all material issues relating to the preparation and filing, prosecution and maintenance of such patent applications and patents.

                  7.2.2 Patent Filing Costs. All reasonable and documented costs incurred after the Effective Date and associated with filing, prosecuting and maintaining patent applications and patents covering each of GelTex's Patent Rights with claims applicable to the Field in the Territory shall be paid by [ * ].

         7.3 Cooperation. Each of GelTex and Sankyo shall, at its own expense, make available to the other Party (or to the other Party's authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents with respect to Inventions owned by a Party and for periods of time sufficient for


[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL

such Party to obtain the assistance it needs from such personnel. Where appropriate, each of GelTex and Sankyo shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

         7.4 Notification of Patent Term Restoration. Each of GelTex and Sankyo shall notify the other Party of: (a) receipt of the Notice of Issuance of each United States patent included within the notifying Party's Patent Rights, giving the date of issue and patent number for each such patent; and (b) each notice pertaining to any patent included within the notifying Party's Patent Rights which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, including notices pursuant to Sections 101 and 103 of such Act from persons who have filed an abbreviated NDA. Such notices shall be given promptly, but in any event within ten (10) business days after receipt of each such notice pursuant to such Act. Each of GelTex and Sankyo shall notify the other Party of each filing for patent term restoration under such Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the notifying Party's Patent Rights.

         7.5 No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest in or other right to the Patent Rights or Technology of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement.

         7.6 Enforcement of Patent Rights. GelTex and Sankyo shall promptly notify the other in writing of any alleged or threatened infringement of GelTex Patent Rights or Sankyo Patent Rights of which it becomes aware.

                  7.6.1 First Right to Respond. [ * ] shall have the first right, but not obligation, to prosecute or prevent such infringement in the Field in the Territory. [ * ] Any action taken by [ * ] pursuant to this Section
7.6.1 shall be at the sole cost and expense of [ * ], provided, however, that [ * ] shall have the right to participate in any such action at its own expense. [ * ]

                  7.6.2 Second Right to Respond. If [ * ] does not exercise its right to respond to such infringement within sixty (60) days of becoming aware of or being notified of such infringement, then [ * ] shall have the right, but not the obligation, to do so at its sole expense. [ * ]

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



[ * ].

                  7.6.3 Cooperation. If either Party has exercised its right to prosecute or prevent the infringement of GelTex Patent Rights or Sankyo Patent Rights as described in Sections 7.6.1 and 7.6.2 hereof, then the other Party shall provide reasonable and diligent cooperation with such Party in all matters concerning any such infringement and shall make available any relevant records, documents, or information if requested to do so.

         7.7 Third Party Licenses.

                  7.7.1 For Identified Patents. If Sankyo is required by a court of competent jurisdiction to obtain a license from the owners, assignees or licensees of the [ * ] in order to sell Product in the Territory, [ * ].

                  7.7.2 For All Other Patents. If Sankyo is required, in its reasonable judgment or by a court of competent jurisdiction, to obtain a license from a Third Party under any issued patent in order to sell Product in the Territory, [ * ].


              ARTICLE 8. INITIAL, MILESTONE AND ROYALTIES PAYMENTS

         8.1 Status of Payments. All initial payments, milestones and other amounts payable by Sankyo under this Agreement will be non-refundable and non-creditable against future royalty or milestone obligations. Notwithstanding the above, [ * ].

         8.2 Initial Payments. GelTex hereby acknowledges receipt of an initial payment of One Million Dollars ($1,000,000) received by GelTex following the execution of the Letter of Intent on November 15, 1999. Sankyo shall also make an additional initial payment of Nine Million Dollars ($9,000,000) on or before December 31, 1999.

         8.3 Milestone Payments. Sankyo shall pay GelTex Twenty Million Dollars ($20,000,000) within thirty (30) business days following Sankyo's receipt of written notice from GelTex that the FDA has approved the NDA for the Product.

         8.4 Royalty on Net Sales of Product. In consideration of the licenses granted hereunder, Sankyo agrees to pay to GelTex during the Term a royalty on Net Sales of


[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



Product sold by Sankyo in the Territory at the rates set forth below:

              Amount of Annual Net Sales                      Percentage of Annual Net Sales
              --------------------------                      ------------------------------
               [ * ]                                              [ * ]



[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



                            ARTICLE 9. PAYMENT TERMS

         9.1 Royalty Reports. During the Term and commencing with the first calendar quarter in which the first commercial sale of Product occurs, Sankyo shall, within fifty days following the end of the calendar quarter, furnish to GelTex a written report showing, the gross sales of Product sold to Third Party customers during the quarter and the calculation of Net Sales and the amount payable as royalties pursuant to Article 8 hereof. Within sixty days following the end of the calendar quarter, Sankyo shall pay to GelTex the amount of royalties shown to be due thereon with annual adjustments for discrepancies between estimated allowances booked in accordance with GAAP and actual deductions to invoiced gross sales. If no royalties shall be due, Sankyo shall so report.

         9.2 Records. Sankyo shall keep and maintain proper and complete records and books of account documenting all information relating to royalties payable hereunder. Sankyo shall permit independent accountants retained by GelTex and acceptable to Sankyo to have access to its records and books for the sole purpose of determining the accuracy of such royalties. Such examination shall be during regular business hours and upon reasonable advance notice and no more than once in each calendar year during the term of this Agreement. The accountant shall not disclose to GelTex or any Third Party any information except that which should properly be contained in such a report. If such examination reveals that any royalties have been understated, any underpayment shall be paid within thirty (30) days. GelTex shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an underpayment of five percent (5%) or more for the period examined, in which case, Sankyo shall pay all reasonable costs and expenses of the accountant.

         9.3 Payment Method. Except as otherwise provided in this Agreement or agreed to by the Parties, all payments under this Agreement shall be made by electronic bank transfer in United States dollars available on the date due, to such account as GelTex specifies to Sankyo in writing within a reasonable period before such payment is due.

         9.4 Books of Account; Audit. GelTex shall keep and maintain proper and complete records and books of account documenting all Project Costs and Regulatory Costs incurred by it. GelTex shall permit independent accountants retained by Sankyo and acceptable to GelTex to have access to its records and books for the sole purpose of determining the accuracy of all Project Costs and Regulatory Costs charged by GelTex. Such examination shall be during regular business hours and upon reasonable advance notice and no more than once in each calendar year during the term of this Agreement. The accountant shall not disclose to Sankyo or any Third Party any information except that which should properly be contained in a report of costs incurred. If such examination reveals that any costs including, without limitation, Project Costs and/or Regulatory Costs have been overstated, any overpayment shall be refunded within thirty (30) days. Sankyo shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an overcharge of five percent (5%) or more for the period examined, in which case, GelTex

CONFIDENTIAL



shall pay all reasonable costs and expenses of the accountant.


                           ARTICLE 10. CONFIDENTIALITY

         10.1 Nondisclosure Obligations. Except as otherwise provided in this
Article 10, during the term of this Agreement and for a period of five (5) years thereafter, the Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement and/or under the Quality Agreement:
(a) confidential information and data resulting from or related to the Agreement, the Quality Agreement and/or the development of Product; (b) all information and data not described in clause (a) but supplied by another Party under this Agreement or the Quality Agreement and marked "Confidential"; or (c) information that by its nature should be considered confidential.

         For purposes of this Article 10, information and data described in clause (a), (b) or (c) of the preceding paragraph shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement and/or under the Quality Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; and a Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market Product commercially. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Information or its Affiliates in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates by a Third Party, provided that such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement or under the Quality Agreement; (iii) prior to disclosure under this Agreement or under the Quality Agreement, was already in the possession of the receiving Party or its Affiliates, provided that such Information was not obtained directly or indirectly from the other Party under this Agreement and/or under the Quality Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving Party or its Affiliates pursuant to a subpoena lawfully issued by a court or governmental agency, provided that the receiving Party or its Affiliates, as the case may be, notifies the other Party immediately upon receipt of any such subpoena.

         10.2 Terms of this Agreement and other Public Disclosures. The Parties acknowledge that GelTex will be required to file this Agreement with the Securities and Exchange Commission, and GelTex agrees to seek confidential treatment for portions of this Agreement when making such filing upon review by Sankyo. Except as permitted by the

CONFIDENTIAL



foregoing provisions or as otherwise required by law, each of the Parties hereby agrees not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided, that each Party shall be entitled to disclose the terms of this Agreement without such consent to potential investors or other financing sources on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential. The Parties agree to coordinate the timing and scope of any other public disclosures discussing the work conducted under this Agreement.

         10.3 Publications. Each Party recognizes the mutual interest in obtaining valid patent protection. Consequently, any Party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such Party related to Product (the "Publishing Party") shall transmit to the other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least fifteen (15) days prior to submission of the abstract or the oral disclosure. The Reviewing Party shall have the right to: (a) request a delay in publication or presentation in order to protect patentable information; (b) propose modifications to the publication for patent reasons; or
(c) request that the information be maintained as a trade secret.

         If the Reviewing Party requests a delay as described in clause (a) above, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. Upon the expiration of forty-five (45) days, in the case of proposed written disclosures, or fifteen (15) days, in the case of an abstract of proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above.

         To the extent possible in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under clause
(b) above. If a trade secret that is the subject of a request made under clause
(c) above cannot be otherwise protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.


                   ARTICLE 11. REPRESENTATIONS AND WARRANTIES

         11.1 Authorization. Each Party warrants and represents to the other that: (i) it has the legal right and power to enter into this Agreement and the Quality Agreement, to extend the rights and licenses granted to the other in this Agreement, and to perform fully its obligations hereunder; (ii) this Agreement and the Quality Agreement have been duly authorized, executed and delivered and are valid and binding agreements of such Party, enforceable in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of

CONFIDENTIAL



creditor's rights; (iii) such Party has obtained all necessary approvals to the transactions contemplated hereby; (iv) such Party has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement; (v) GelTex Patent Rights and Technology comprise all the intellectual property owned by GelTex which is necessary and useful for manufacturing and commercializing Product in the Field and in the Territory; and
(vi) GelTex is not debarred under Section 306(a) or (b) of the Generic Drug Enforcement Act of 1992.

         11.2 Intellectual Property Rights.

                  11.2.1 Existing Rights. GelTex hereby represents and warrants
(i) that immediately prior to the execution and delivery of this Agreement it possesses an exclusive right, title and interest to the existing GelTex Patent Rights and the GelTex Technology (except for licenses granted to Chemie); (ii) that the GelTex Patent Rights and the GelTex Technology are, and during the Term will remain free and clear of any lien or other encumbrance; and (iii) that GelTex has the right to enter into the obligations set forth in this Agreement and in the Quality Agreement and to grant the rights and licenses set forth in
Article 3 hereof.

                  11.2.2 [*]

                  11.2.3 Representation and Warranty. [*] and those patents owned by Nittobo as to which GelTex has a non-exclusive license, GelTex warrants and represents that to the best of its knowledge, the development, manufacture, marketing, promotion, use, sale or offer for sale of Product by Sankyo, its Affiliates or sublicensees will not constitute any infringement of any issued patent, patent publication, know-how and/or trademarks owned by any Third Party.

         11.3 Product Warranties.

                  11.3.1 GelTex Warranties. GelTex warrants that Product delivered to Sankyo by GelTex in accordance with the terms of Article five will conform in all material respects to: (i) the Specifications; (ii) the conditions of any applicable Regulatory Approvals regarding the Manufacturing process as specified in the NDA; and (iii) any applicable requirements of the Regulatory Scheme regarding the Manufacturing process.

                  11.3.2 Sankyo Warranties. Sankyo warrants that Products sold pursuant to this Agreement will be marketed and sold in all material respects:
(i) in accordance with the conditions of any applicable Regulatory Approvals and any applicable labeling claims; and (ii) any applicable requirements of the Regulatory Scheme regarding the sale and/or

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



distribution of Product.

         11.4 Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER GELTEX NOR SANKYO MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE NON-INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS. ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE PARTIES.

         11.5 Limitation of Liability. It is agreed by the Parties that neither Party shall have a right to or shall claim special, indirect or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or as otherwise provided in this Agreement, including claims for indemnification as provided in Article 12 hereof.


                              ARTICLE 12. INDEMNITY

         12.1 GelTex Indemnity Obligations.

                  12.1.1 For Product Liability Claims. Except to the extent such claims, losses, damages or expenses result from Sankyo's negligence or a breach of a representation or warranty by Sankyo, GelTex agrees to defend, indemnify and hold harmless Sankyo, its Affiliates, licensees and their respective directors, officers, employees and agents harmless from all claims, losses, damages or expenses: [*]

                  12.1.2 For Intellectual Property Claims. In the event that a claim or assertion of patent, know-how, copyright and/or trademarks infringement is made against Sankyo or its Affiliates or licensees by any Third Party in the Territory, including any assignee or licensee of the [*], by reason of the development, making, having made, using, selling, having sold and offering for sale by Sankyo hereunder, [*]

         12.2 Sankyo Indemnity Obligations. Except to the extent such claims, losses, damages or expenses result from GelTex's negligence or a breach of a representation or warranty by GelTex, Sankyo agrees to defend, indemnify and hold GelTex, its Affiliates and

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL

their respective directors, officers, employees and agents harmless from all claims, losses, damages or expenses arising out of or relating to [*}


                  12.3 Procedure. Should a Party or any of its Affiliates or its officers, directors, employees or agents (the "Indemnitee") intend to claim indemnification under this Article 12, such Indemnitee shall promptly notify the other Party (the "Indemnitor") in writing of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall be entitled to assume the defense thereof with counsel selected by the Indemnitor and approved by the Indemnitee, such approval not to be unreasonably withheld; provided, however, that if representation of Indemnitee by such counsel first selected by the Indemnitor would be inappropriate due to a conflict of interest between such Indemnitee and any other party represented by such counsel, then Indemnitor shall select other counsel for the defense of Indemnitee, with the fees and expenses to be paid by the Indemnitor, such other counsel to be approved by Indemnitee and such approval not to be unreasonably withheld. The indemnity agreement in this
Article 12 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 12, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 12. The Indemnitee under this Article 12, its officers, directors, employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each Party claims indemnity from the other and one Party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.


                        ARTICLE 13. TERM AND TERMINATION

         13.1 Term.

                  13.1.1 Expiration. Unless terminated earlier pursuant to
Section 13.2, this Agreement shall continue in full force and effect until the expiration of the last of any GelTex Patent Rights in the Territory.

                  13.1.2 Effect of Expiration. Expiration of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration. Upon expiration of this Agreement in connection with Product pursuant to Section
13.1.1 above: (i) Sankyo shall have a paid-up, non-exclusive license, with right to sublicense, under the GelTex Patent

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL

Rights and GelTex Technology to make, have made, use, offer for sale, sell and have sold Product in the Territory for use in the Field; (ii) Sankyo shall have a paid-up license and right to use the registered trademark Cholestagel in the Territory in connection with the sale of Product for use in the Field; and (iii) GelTex shall have a paid-up non-exclusive license under the Sankyo Patent Rights and Sankyo Technology to make, have made, use, offer for sale, sell and have sold Product in the Territory.

         13.2 Termination. This Agreement may be terminated in the following circumstances:

                  13.2.1 For Certain Material Breaches. If: (i) either GelTex or Sankyo fails to use commercially reasonable and diligent efforts to perform any material duty imposed upon such Party, or materially breaches any representation or warranty made by such Party under this Agreement; or (ii) Sankyo fails to use commercially reasonable efforts to commercialize Product in the Territory, and in any case, such failure to perform is not cured within ninety (90) days of written notice thereof from the non-breaching Party, the non-breaching Party may elect, in its sole discretion, to: (i) enforce the terms of this Agreement and seek any and all remedies available to it at law and in equity; and/or (ii) terminate this Agreement with the consequences set forth in Section 13.3 below. Such 90-day period shall be extended to one hundred eighty (180) days if the breaching Party has engaged in good faith efforts to remedy such default within such 90-day period that it believes that it will be able to remedy the default within such 180-day period, but such extension shall apply only so long as the breaching Party is engaging in good faith efforts to remedy such default.

                  13.2.2 Upon Bankruptcy. Either GelTex or Sankyo may terminate this Agreement upon the bankruptcy, insolvency, dissolution or winding-up of the other Party, except in the case of a petition in bankruptcy filed involuntarily against a Party, if such petition is dismissed within sixty (60) days of the date of its filing.

                  13.2.3 For Changed Circumstances. Sankyo shall have the right to terminate this Agreement if: (i) the NDA for Product is not approved by the FDA on or before [*] for reasons other than actions taken by Sankyo; (ii) after submitting a Hart-Scott-Rodino filing with the Federal Trade Commission (FTC), FTC does not approve the transaction as set forth herein or requires modifications to the transaction that are unacceptable to Sankyo, (iii) a generic version of colesevelam hydrochloride is approved by the FDA and is being sold in the Territory for use in the Field, or (iv) Sankyo launches GT102-279 for sale in the Territory, and Sankyo determines to cease all sales of the Product in the Territory.

                  13.2.4 Following Certain Infringement Claims. This Agreement shall be terminated as to Product should a Patent Claim (as defined in Section 12.1.2) result in the issuance of a final injunction prohibiting the future development and/or commercialization of Product.

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



         13.3 Effects of Termination. Termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration.

                  13.3.1 Termination by Sankyo. Upon any termination by Sankyo pursuant to Section 13.2.1 or 13.2.2 above: [*} Additionally, upon termination by Sankyo pursuant to Sections 13.2.3 or 13.2.4 above: [*]

                  13.3.2 Termination by GelTex. Upon any termination by GelTex pursuant to Sections 13.2.1 or 13.2.2 above, or Section 6.2.2: [*]

[*] Confidential information omitted and filed separately with the Commission.

CONFIDENTIAL



                            ARTICLE 14. MISCELLANEOUS

         14.1 Exchange Controls. All payments due hereunder shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any country where a Product is sold, payment shall be made through such lawful means or methods as the Parties may determine.

         14.2 Force Majeure. No Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement or the Quality Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including but without limitation fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or one or both of the other Parties; provided, however, that the Party so affected shall use commercially reasonable and diligent efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable and diligent dispatch whenever such causes are removed. In the event a force majeure event is reasonably likely to interrupt GelTex's supply of Drug Substance or Finished Product to Sankyo for a period in excess of three months, the Parties shall negotiate in good faith such changes to Article 5 as may be necessary to secure an alternate source of supply for Sankyo. Each Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above. Upon termination of force majeure, the performance of any suspended obligation or duty shall promptly recommence. Neither Party shall be liable to the other Party for any direct, indirect, consequential, incidental, special, punitive or exemplary damages arising out of or relating to the suspension or termination of any of its obligations or duties under this Agreement and/or under the Quality Agreement by reason of the occurrence of force majeure.

         14.3 Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that either GelTex or Sankyo may, without such consent, assign its rights and obligations under this Agreement and the Quality Agreement: (a) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation; or (b) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party; provided, however, that such Party's rights and obligations under this Agreement and under the Quality Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement in writing.

CONFIDENTIAL



         14.4 Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties will substitute, by mutual consent, valid provisions for such invalid provisions, which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

         14.5 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement and/or under the Quality Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 14.5, and shall be effective upon receipt by the addressee.

         If to GelTex:              GelTex Pharmaceuticals, Inc.
                                    153 Second Avenue
                                    Waltham, MA 02451
                                    Attention:  President
                                    Facsimile:  (781) 672-5822

         with a copy to:            GelTex Pharmaceuticals, Inc.
                                    153 Second Avenue
                                    Waltham, MA 02451
                                    Attention:  Corporate Counsel
                                    Facsimile:  (781)  895-4982

         If to Sankyo:              Sankyo Parke Davis
                                    Two Hilton Court
                                    Parsippany, NJ  07054
                                    Attention:  President
                                    Facsimile:  (973) 359-2605

         with a copy to:            Sankyo Pharma Inc.
                                    Two Hilton Court
                                    Parsippany, NJ  07054
                                    Attention:  President
                                    Facsimile:  (973) 359-2629

CONFIDENTIAL



         14.6 Applicable Law. This Agreement and the Quality Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         14.7 Arbitration. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or the Quality Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement (a "Dispute"), which has not resolved in accordance with the provisions of
Section 4.3 hereof, shall be finally resolved by binding arbitration as herein provided.

                  14.7.1 General. Except as otherwise provided in this Section 14.7, any arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association. Each such arbitration shall be conducted in the English language by a panel of three arbitrators (the "Arbitration Panel"). Each of GelTex and Sankyo shall appoint one arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two arbitrators appointed by GelTex and Sankyo. The Arbitration Panel shall be convened upon delivery of the Notice of Arbitration (as defined below). Any such arbitration shall be held in Boston, Massachusetts. The Arbitration Panel shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as it shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

                  14.7.2 Procedure.

                           (a) Whenever a Party (the "Claimant") shall decide to
institute arbitration proceedings, it shall give written notice to that effect (the "Notice of Arbitration") to the other Party (the "Respondent"). The Notice of Arbitration shall set forth in detail the nature of the Dispute, the facts upon which the claimant relies and the issues to be arbitrated (collectively the "Arbitration Issues"). Within thirty (30) days of its receipt of the Notice of Arbitration, the Respondent shall send the Claimant and the Arbitration Panel a written Response (the "Response"). The Response shall set forth in detail the facts upon which the Respondent relies. In addition, the Response shall contain all counterclaims which the Respondent may have against the Claimant which are within the Arbitration Issues, whether or not such claims have previously been identified. If the Response sets forth a counterclaim, the Claimant may, within thirty (30) days of the receipt of the Response, deliver to the Respondent and the Arbitration Panel a rejoinder answering such counterclaim.

                           (b) Within fifteen (15) days after the later of (i)
the expiration of the period provided in clause (a) above for the Claimant to deliver a rejoinder or (ii) the completion of any discovery proceedings authorized by the Arbitration Panel: (A) the Claimant shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues and a proposed resolution of any counterclaims set forth in the Response (the "Claimant's Proposal"), including the amount of monetary damages, if any, or other relief sought; and (B)

CONFIDENTIAL

the Respondent shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues, a proposed resolution of any counterclaims set forth in the Response and a proposed resolution of any rejoinder submitted by the Claimant (the "Respondent's Proposal"), including the amount of monetary damages, if any, or other relief sought. Once both the Claimant's Proposal and the Respondent's Proposal have been submitted, the Arbitration Panel shall deliver to each Party a copy of the other Party's proposal.

                           (c) Within fifteen (15) days after delivery of both
the Claimant's Proposal and the Respondent's Proposal, the Arbitration Panel shall provide notice to the Claimant and the Respondent of the date of a hearing to be held no later than sixty (60) days following the date of the notice. At such hearing, both parties shall have the opportunity to discuss the facts giving rise to the dispute and the proposals that have been presented. The Arbitration Panel will determine the procedure for the hearing.

                           (d) The Arbitration Panel shall issue an opinion with
respect to any Dispute, which opinion shall explicitly accept either the Claimant's Proposal or the Respondent's Proposal in its entirety (the "Final Decision"). The Arbitration Panel shall not have the authority to reach a Final Decision that provides remedies or requires payments other than those set forth in the Claimant's Proposal or the Respondent's Proposal. The concurrence of two
(2) arbitrators shall be sufficient for the entry of a Final Decision. The arbitrators shall issue a Final Decision within one (1) month from the later of
(i) the last day for submission of proposals under clause (b) above, or (ii) the date of the final hearing on any Dispute held by the Arbitration Panel. A Final Decision shall be binding on all of the Parties.

         14.8 Entire Agreement. This Agreement, along with its Exhibits, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by the Parties.

         14.9 Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         14.10 Independent Contractors. It is expressly agreed that GelTex and Sankyo shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither GelTex nor Sankyo shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

         14.11 Waivers. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other

CONFIDENTIAL



such right, power or privilege.

         14.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.13 Interpretation. The Parties hereto acknowledge and agree that (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement;
(iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.




                (REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)

CONFIDENTIAL





         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                                     GELTEX PHARMACEUTICALS, INC.

                                     By:

                                     /s/ Mark Skaletsky
                                     --------------------------------------
                                     Mark Skaletsky

                                     Title: President and CEO


                                     SANKYO PHARMA, INC.

                                     By:

                                     /s/ Takashi Chiba
                                     ---------------------------------------
                                     Takashi Chiba

                                     Title: President